To:    Kieran Hegarty

From:    Amy George

cc:    John Garrison, Alison Duncan, Dave Peterson, Edita Kovaliukas, Magali Siemen, Marie Febers

Date:    May 13, 2021

Re:    New Terex Assignment

I am pleased to confirm our offer to you, subject to your obtaining any necessary immigration authority approvals, for an assignment as President - Materials Processing based in Schaffhausen, Switzerland (“Host Country”), and reporting directly to John Garrison. It is anticipated that you will commence your assignment in the Host Country August 1, 2021, and it will end by August 31, 2023. The assignment period may be lengthened or shortened depending upon business needs after mutual discussion.

During the period of your assignment, you will remain on the Home Country payroll as a Team Member of Terex GB Limited and your contract of employment with Terex GB Limited remains in effect. The compensation and benefit terms of your new assignment to Host Country will be effective upon completing any required documentation or registration to work in the Host Country, and relocation to the work site area.

1.Your base salary will continue to be at £373,458 per year annualized. Your base salary will be eligible for review for the April 1, 2022 salary planning date, and you will be advised of any changes in your salary accordingly.

2.You will remain a participant in the Terex Management Incentive Bonus Plan (MIB) and your bonus target will continue to be 75% of your base annual salary.

3.You will remain an eligible participant in the Terex Long Term Incentive Program (LTIP).

4.You will remain eligible to participate in all Home Country benefit programs, on the same terms and conditions as other Home Country team members, and in accordance with your existing Service Agreement. You, your spouse and eligible dependent children will also be eligible to participate in an international medical insurance plan that provides international coverage and which supplements the coverage provided for Home Country-based Team Members.

In addition, you will have access to the Employee Assistance Plan (EAP), and the Emergency Assistance Services (EAS) (please refer to the appendix for additional information).

5.While on the Home Country payroll, you will be eligible for paid time off per the Home Country business policy as well as observed public holidays in the Host Country.

6.Any costs required for you, your spouse and dependent children to obtain passports, visas, and other reasonable and necessary documents to enter the assignment country will be reimbursed to you upon submission of an expense report through Company’s relocation provider (Aires) for review and reimbursement.

Please refer to the Appendix for more information on submission of expenses.

7.You will receive relocation reimbursement as outlined on the attachment “Relocation Expense Reimbursement.” Should you resign or be dismissed for Gross Misconduct, within one (1) year of relocation, you would be required to repay the Company a prorated amount of the relocation expenses based on the number of full months of assignment to the Host Country.

8.Review Travel Safety Tools before your move to the Host Country. You can find information on the Terex Intranet under TM Resources>Team Member Travel Resources>Travel Documents>Travel Guides: https://intranet.terex.com/en-us/tools/travel/Documents/Team%20Member%20Travel%20Tools.pdf

9.The Company will continue to provide change in control and severance protection upon commencement of your new assignment, which will be for twenty-four (24) months of salary and bonus, in accordance with the provisions of the existing Service Agreement (the “Service Agreement” and such severance as defined therein, “Severance”).

In addition, in the event your employment is terminated for any reason other than for Cause (as defined in your Service Agreement) or you terminate your employment with the Company for Good Reason (as defined in your Service Agreement), the Company will pay you Severance in accordance with the provisions of the Service Agreement.

10.During this assignment, if you are terminated by the Company for any reason other than for Gross Misconduct, you will be eligible for reimbursement for reasonable expenses associated with your repatriation to the Home Country. You will be entitled to notice or termination provisions required by law, your employment agreement, and company policy in your Home Country, inclusive of your continuous service.

As noted, the period of this agreement will not be extended beyond three years without the mutual consent of you and the company, after which time you will return to the Home Country. Should your assignment be extended due to a change in circumstances, the provision of allowances under this agreement would be re-evaluated at that time. Should your assignment be extended, by mutual agreement after your third anniversary from the start to this assignment, the amount of allowances will reduce by 33% increments per year as follows: Year 4 (after three years)- 67% of the allowance, Year 5 (after four years) – 33% of the allowance, Year 6 (After five years)- 0%. At a five-year anniversary point, no allowances will be paid.

As part of your assignment, you may be required to execute employment-related documents to assure compliance with Host Country law. We will make every effort to assure those terms and the terms and conditions contained in this memo are consistent, and will assist in securing any required work related documentation or permits.

Tax Equalization
It is the intent of the tax equalization policy that you should not realize an income tax-related financial detriment or benefit as a result of your overseas assignment. To accomplish this, the Company will employ the following procedure:

You will be responsible for paying hypothetical tax. Hypothetical taxes are Home Country income taxes calculated on Hypothetical Income (see below) had you never gone on assignment. Hypo tax deductions on payroll will take effect and replace your previous income tax deductions at the start of your assignment, or upon approval from the tax authorities if approval is required, in either case whichever occurs first. In certain cases, hypo tax is not implemented, for example, for shorter duration assignments; in those cases income tax deductions continue.

Hypothetical Income for any period consists of: (A)(i) your basic Company salary for such period; (ii) any bonus, and other compensation including relevant restricted stock or options, if any, paid to you for such period; (iii) one-time cash relocation payments; (iv) transportation allowance; and (v) any other income received from the Company during such period (other than the amount of any allowances paid to you by the Company solely in connection with your assignment) that would be taxable if received by you while living in the Home Country, reduced by (B)(i) the itemized deductions or standard deduction claimed on your actual return, (ii) any adjustments to your adjusted gross income as shown on the Actual Return, and (iii) the personal, dependent and other foreign exemptions and tax credits (other than the foreign tax credit related to the foreign tax paid by the company) claimed on the actual return.

Your Hypothetical tax for your first year on assignment and future years will be estimated by an accounting firm. Your annual salary and bonuses, one-time cash relocation payments, transportation allowance, and other compensation will be reduced by this amount of hypothetical tax. Please note that in some cases certain compensation may have statutory withholding rates applied potentially requiring you to make supplemental payments to Terex during the course of your assignment in order to meet higher hypothetical withholding rates on the compensation.

The Company will pay foreign income taxes on your behalf consistent with advice rendered by its advisors, and reimburse any incremental foreign taxes on employment income attributable to your service as an active employee during this assignment.

The Company will engage the services of an accounting firm to assist you with the preparation of your taxes but it remains your responsibility to make sure returns are completed accurately and in a timely fashion. The accounting firm will provide you with exit and entry tax counseling in the Home and Host Countries, along with tax return preparation services at the Company’s expense during your assignment period. Although the Company provides assistance, it remains your responsibility to ensure the accuracy of and timely filings of your home and host country tax returns, and any applicable Foreign Bank Account and Asset reporting rules.

It is your responsibility to complete a calendar of your work location days during the tax year(s) for your Home and Host country tax return preparation. The Company and accounting firm will provide a calendar tracking tool to you to facilitate the process.

At the end of the Home and Host Country taxable period(s), the accounting firm will calculate your final Hypothetical Tax for the year. The amount of any income and social tax actually paid by you for such year (whether directly or through withholdings from Company payments, including compensation reductions representing the amount of estimated Hypothetical Tax) on your Hypothetical Income ("Actual Tax") plus the estimated Hypothetical Tax already paid through salary reduction will be compared to your final Hypothetical Tax. Any difference will be reimbursed by the Company to you or by you to the Company, as applicable.

The Company may not reimburse any interest or penalties incurred on your actual return if such interest and penalties resulted because of your income not included in Hypothetical Income or delays caused by you in providing the accounting firm with information on a timely basis or not filing the tax returns by the due dates.

After your return from your assignment, your obligations under this agreement continue until all Home and Host country tax returns, and tax equalization calculations and payments, have been completed.

By accepting this offer, you agree to provide to the Company identified accounting firm all information regarding your income and engage their assistance in the computation of Home and Host tax. You also agree to indemnify the Company for any cost, including any fine or penalty, it might incur if you fail to timely provide all such information.

You further agree the Company has the right of offset in your pay, to the extent permitted by law, or in the case of employment separation, the Company has the right to invoice you, for any trailing liabilities that are unsettled during the tax equalization process.

Confidentiality
(a)You agree that you will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation outside of Terex Corporation, or any of its affiliated companies, parent, or subsidiaries (collectively referred to in paragraphs (a) – (c) as “Terex”), any confidential or privileged information or trade secrets received by you during the course of your employment, with regard to the financial, business operations, manufacturing methods, processes, know-how, or procedures, or other affairs of Terex. All such information shall be kept confidential and shall not, in any manner, be revealed to anyone, provided, however, that the foregoing provision shall not apply to any information which is or generally becomes available to the public through no breach by yourself of this Agreement.

(b)You agree that you will not at any time during the period of your employment hereunder engage in any business or own or control any interest in, or act as a director, officer, team member, agent or consultant of, any firm, corporation, partnership or other entity, directly or indirectly engaged in the business being conducted by Terex, or which manufactures or sells products which are in direct competition with the products sold by Terex.

(c)You agree that you have not disclosed any trade secrets or confidential information of your prior employer(s) to Terex during the course of these negotiations and that you have not been asked to do so by Terex. You further agree that you will not disclose any trade secrets or confidential information of your prior employer(s) to Terex at any time during your employment with Terex. By way of illustration but not limitation, “confidential information” means information not generally available to the public including: information and materials related to proprietary products, services, experimental work, research, pricing information, business procedures, strategies, and methodologies, customer lists and business histories, analyses of customer information, and technical data and/or specifications related to your prior employer’s(s’) products.

This is an important assignment for Terex. Let us know what we can do to help make this successful. Please indicate your acceptance of this offer by signing the enclosed copy and returning it at your earliest convenience.

Terex Corporation: _/s/Amy George___________
     Amy George

Accepted: _/s/Kieran Hegarty___________
    Kieran Hegarty

Date Signed: _May 17, 2021___________

International Assignment Allowances and Relocation Expense Reimbursements

Full relocation benefit details will be provided to you by Aires, our Relocation provider
International Assignment Allowances*

Goods and Services Allowance
To accommodate the higher cost of living in the Host Country, you will be provided with a goods and services allowance during your assignment. The initial amount will be £51,480 net annually (£4,290 per month, paid pro rata according to the UK payroll schedule), based on your family’s relocation to the Host Country. The allowance amount will not be included in the definition of hypothetical income. The original allowance amount will be reviewed and adjusted up or down, every six months, based on exchange rate movement

Transportation - Allowance
During your assignment you will be provided with a transportation allowance of £25,000 annually (£2,083 per month, paid pro rata according to the UK payroll schedule). The amount will be included in the definition of hypothetical income.

Tuition Reimbursement	The Company will pay or reimburse the reasonable tuition costs and fees for private schooling in the Host Country for your children who are at least kindergarten age (and up to but not including university), and who are resident in the Host Country with you during your assignment. The expense will not be included in the definition of hypothetical income.
Spouse Support Program	Your spouse will be eligible for a program from the Company’s provider designed to help with integration into the new community. The form of the program depends on the spouse’s needs as determined with the program provider and their available offerings, and commences after arrival into the host location
Home Leave
During your assignment, we will provide a payment of £8,500 per year (pro-rated for partial years), to cover the costs of home visits for you and your family, paid on Home Country payroll. Payment will be made on the first business day of January of each year. The payments will not be included in the definition of hypothetical income.

Host Country Housing
The Company has allocated up to CHF 9,000 monthly for housing, inclusive of essential utilities and VAT tax, for the duration of your assignment .
These amounts are not to exceed the actual rent, essential utilities and VAT payable under your Host Country tenancy agreement. Rent is typically directly paid by the company (via Aires); essential utilities are typically submitted by the team member and reimbursed as Relocation Expenses (via Aires), unless included with the rent.
The amounts associated with housing will not be included in the definition of hypothetical income. Please refer to the Appendix for a definition of what is included in the housing costs covered by the Company.

Security Deposit For Housing	If a landlord requires a security deposit for housing in the Host Country of up to three months’ rent upon execution of the lease, you will be responsible for executing a Security Deposit Relocation Assistance Agreement so that the funds may be advanced to you to secure your housing. You will be responsible for reimbursing the Company for the security deposit at the end of your assignment to the Host Country (apartments rented in the Host Country are expected to be returned to the landlord in their original condition in order to be eligible for return of the security deposit).
Cultural Training and Language Lessons
The Company (via Aires) will provide a 1 day cultural training and 60 hours of language lessons for the new assignment for you and your spouse, as appropriate schedules permit. This will benefit will not be included in the definition of hypothetical income.

Immigration Support	Any costs required for you and your immediate family members to obtain passports, visas, and other reasonable and necessary documents to enter the host country will be reimbursed to you upon submission of an expense report to the Company’s relocation provider.
Tax Assistance Services
It will remain your responsibility to complete applicable Home and Host Country tax returns related to your assignment, and to honor the terms of the tax equalization process until it is completed. Under the tax equalization process, the final tax reviews could result in your having a tax equalization obligation to Terex stemming from credits on your Home country return(s) which you may receive from Host country taxes paid by Terex. The Company and the Company’s tax services provider will continue to work with you on the completion of your responsibility for filing Host and Home country tax returns.

You further agree the Company has the right of offset in your pay, to the extent permitted by law, and the Company has the right to invoice you, for any trailing liabilities that are unsettled during the tax equalization process.

* Note: Allowances are subject to modification or elimination if team member and or family members are not generally resident at the worksite area in the Host Country by their own choice or due to circumstances beyond their control.

Relocation Expense Reimbursements

Relocation Allowance	£12,408 to be paid within 30 days of transfer date. Paid through local Terex payroll. Net, grossed-up.
Renters Program	Reimbursement for lease penalties, up to 3 months. Renters Program: Must provide proof of lease to receive penalties reimbursement.
Look/See/House Hunting Trips	Up to two 5-day look/see/house hunting trips after acceptance of your assignment.
Temporary Living Expense	If required, temporary living, accommodated up to 30 days or until the arrival of your household goods.
Movement of Household Goods
You will be eligible for reimbursement of reasonable costs related to moving your personal goods in support of your relocation. The Company will reimburse you excess baggage fees and provide a surface shipment (40’ container).
In lieu of a full shipment of goods, a furniture allowance may be provided.

Storage	Company will pay directly for storage of household goods, using the Company’s provider, in the Home Country, up to $5,000 annually. Upon submission of an inventory, the Company will insure these items up to reasonable limits.
Property Management	Based on need, services of a licensed service using the Company’s provider, up to $5,000 annually. Excludes costs of maintenance items and repairs.
Pets
Up to a total of $5,000 will be reimbursed for documented and approved expenses associated with transporting domestic dogs or cats using the Company’s provider. Should costs go above the maximum covered by Terex, the Relocation Allowance can be used.

Should the assignee choose to acquire a pet at destination during his/her assignment Terex will not cover any costs related to repatriating the pet back to origin.

Family Travel to new Location	Reimbursement for reasonable travel expenses, including economy airfare, meals and lodging, for the employee and immediate family while en route to the new location.
Tax Gross-up of Applicable Items	Relocation expenses will be grossed-up at the team member’s tax rate.
Travel Arrangements	Any and all relocation travel related expenses, including airfare, parking, hotel, meals, etc.) must not be charged to your corporate credit card. Personal credit cards must be utilized for all travel related expenses. All relocation and assignment related costs must be submitted through Aires for reimbursement (and not to the Company).

Terex Corporation:     _/s/Amy George___________
     Amy George

Should I resign or am released for cause, as determined by the Company in its sole discretion, within one (1) year of relocation, I would be required to repay the Company a prorated amount of the relocation expenses based on the number of full months of assignment to the Host Country.

Accepted: __/s/Kieran Hegarty___________
     Kieran Hegarty

Date Signed: __May 17, 2021____________

Appendix - Definition of Allowances

Expense Reimbursement - You are required to work with Aires – our global relocation provider, to claim reimbursement of relocation related expenses.

Housing Allowance - The Company provided host country housing allowance is the “up to “ or maximum amount the company has allocated for the cost of rent, essential utilities, repairs, insurance and required taxes including VAT. The essential utilities included are fuel (including oil, wood, gas, propane, electricity, water, trash, sewage and septic). The allowance is provided in the form of a payment to by the Company to the provider(s). The amount provided by the Company is not to exceed the actual eligible housing expense.

Goods and Services Allowance - The Company provided Goods and Services Allowance is paid in payroll to the team member in equal periodic installments. The allowance is based upon a broad spectrum of spending (excluding housing) and is designed to compensate a team member based on family size and the team member’s basic salary (up to a cap) for the difference in costs at the start of an assignment between home and host country on certain elements of expense. Examples of what the allowance is designed to include, but are not limited to, are food at home, alcohol, personal care (including dry cleaning), furnishings, household operations (including appliances such as microwave, washing machine, iron, vacuum cleaner, and, kitchen equipment and utensils, and internet and telephone services), clothing, recreation (including television, subscriptions, movies, CDs, health club fees, etc), private transportation (private car), public transportation (taxi, bus, subway), domestic service (weekly household help), food away from home (restaurants, fast food, etc) and bank account and money transfer fees. The allowance is amount is determined before commencement of the international assignment and may be adjusted every 6 months if foreign currency exchange rate differences between home and host country currencies warrant.

Emergency Assistance Services (EAS) - For business trips away from your home country, Terex provides emergency assistance coverage. This service provides pre-trip planning tools and emergency health and security coverage for business related travel. There is no registration required to use these services. When calling, you need to identify yourself as a Terex Corporation Team Member:
US Toll free Phone 1 866 693 5696 US Direct Phone 1 443 716 2234 Email terexcrisis@jet.com
Security, Medical and Travel Emergency Services provided by IJET:
Call local emergency response services FIRST.
Then, call IJET. You will be asked:
Who is calling, company & your phone number?
Reason for the call: Security, Medical, Travel?
What has happened?
Where are you located?
When did this happen?
IJET will transfer you to the appropriate service provided
Put this information into your and your family member’s mobile phone contacts. See the Terex Global Intranet Travel Resources Page for additional information and an electronic contact card.

Relocation Allowance (not subject to gross up) - The lump-sum allowance is designed to cover all other relocation related items not covered elsewhere by the Company, including, but not limited to, items such as:
•Purchase of carpet, window treatments, lighting, etc.
•Utility startup
•Laundry/cleaning during temporary living
•Bank account startup and money transfer fees
•Auto registration, driver’s license, social insurance registration, etc.
•Transportation of items not reimbursed by the Company as part of the household move – classic cars, snowmobiles, motorcycles, boats, trailers, recreational vehicles, sheds, wine collections, piano’s, grandfather clocks, etc.
•Pet Repatriation related costs for pets acquired while on assignment
•Gratuities to movers
•Miscellaneous or other costs
•Terex does not support relocation of weapons or ammunition, or an incendiary device, including fireworks.